EXHIBIT 99.1

LADENBURG REPORTS
FIRST QUARTER 2019 FINANCIAL RESULTS
ANNOUNCES ADDITIONAL 10 MILLION SHARE STOCK REPURCHASE PROGRAM

Highlights:

•	First quarter 2019 revenues of $335.5 million, up 1.8% compared to prior year

•	First quarter 2019 net income of $3.4 million and EBITDA, as adjusted, of $20.4 million

•	Client assets of $172.6 billion at March 31, 2019, including record advisory assets under management of $81.1 billion

•	Recurring revenue of 77.4% for the trailing 12 months ended March 31, 2019 in independent advisory and brokerage services segment

•	Shareholders’ equity of $254.0 million at March 31, 2019

•	Additional 10,000,000 share repurchase plan authorized

MIAMI, FL, May 9, 2019 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) today announced financial results for the three months ended March 31, 2019.

Richard Lampen, Chairman, President and CEO of Ladenburg, said, “Our strong operating financial results from 2018 continued into the first quarter of 2019.  This occurred despite the decline in advisory fee revenue during the quarter due to the lower equity markets conditions that prevailed in the fourth quarter of 2018. With our advisory assets increasing 11.5% during the first quarter 2019 to $81.1 billion at March 31, 2019, we are well positioned for the coming periods. First quarter 2019 results were also adversely impacted by the decline in investment banking revenue from capital markets activity resulting from the temporary US government shutdown. Our current investment banking pipeline is solid, and the pick-up in capital markets activity we experienced in March has continued into the second quarter 2019. We remain focused on continuing our growth with the support of our $254.0 million of shareholders’ equity and $167.8 million of cash and cash equivalents and, as appropriate, returning capital to shareholders. We are pleased to have increased our stock repurchase program, reflecting the Board’s confidence in Ladenburg’s strong value proposition.”

Adam Malamed, Executive Vice President and Chief Operating officer of Ladenburg, said: “We made good progress during the first quarter of 2019 on the continued growth of our nationwide network of over 4,400 independent financial advisors, reflecting our successful recruiting of talented advisors over the past three years. Our advisory assets under management at March 31, 2019 were a record $81.1 billion, up 10.2% from $73.6 billion at March 31, 2018 and up 11.5% from $72.8 billion at December 31, 2018. As we look forward to the remainder of 2019, we will continue to invest for both near and long-term opportunities to grow our recurring revenues, while being keenly focused on increasing shared services and our operational efficiencies and managing expenses. This is all done to further drive margin and profitability improvements across the enterprise while making strategic investments to create value for our employees, financial advisors and shareholders.”

For the Three Months Ended March 31, 2019 (See Table 1)
First quarter 2019 revenues were $335.5 million, a 1.8% increase from revenues of $329.4 million in the first quarter of 2018. Commissions revenue for the first quarter of 2019 increased by 2.2% to $166.9 million from $163.3 million for the comparable period in 2018, primarily due to an increase in our insurance brokerage segment due to the acquisition of certain assets of Kestler Financial Group by Highland. Advisory fee revenue for the three months ended March 31, 2019 decreased by 0.4% to $113.9 million from $114.4 million for the comparable period in 2018, primarily due to lower advisory asset balances due to market declines in the fourth quarter of 2018. Investment banking revenue for the first quarter of 2019 decreased by 40.4% to $9.8 million from $16.5 million for the comparable period in 2018, due to a decrease in capital raising revenue, partially offset by an increase in strategic advisory services revenue. Capital markets activity was negatively impacted during the first quarter of 2019 by the temporary U.S. government shutdown. Service fees revenue for the first quarter of 2019 increased by 29.3% to $32.2 million from $24.9 million for the comparable period, primarily due to increased revenues from our cash sweep programs.

Net income attributable to the Company for the first quarter of 2019 was $3.4 million, as compared to net income attributable to the Company of $5.5 million in the first quarter of 2018, primarily due to a decrease in profitability at our Ladenburg investment banking segment and increased overall expenses. Net loss available to common shareholders, after payment of preferred dividends, was $5.2 million or ($0.04) per basic and diluted common share for the first quarter of 2019, as compared to net loss available to common shareholders of $3.0 million or ($0.02) per basic and diluted common share in the comparable 2018 period. The first quarter 2019 results included $1.4 million of income tax expense, $7.4 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.8 million of amortization of contract acquisition costs and $5.0 million of interest expense. The first quarter 2018 results included $2.2 million of income tax expense, $7.3 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.2 million of amortization of contract acquisition costs and $1.9 million of interest expense.

Recurring Revenues
For the trailing twelve months ended March 31, 2019, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 77.4% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted (See Table 2)
EBITDA, as adjusted, for the first quarter of 2019 was $20.4 million, an increase of 1.1% from $20.2 million in the comparable 2018 period. Attached hereto as Table 2 is a reconciliation of net income attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the first quarter of 2019 was primarily attributable to increases in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs, partially offset by a decrease in our Ladenburg and insurance brokerage segments.

Client Assets
At March 31, 2019, total client assets under administration were $172.6 billion, a 3.8% increase from $166.2 billion at March 31, 2018. At March 31, 2019, client assets included cash balances of approximately $4.5 billion, including approximately $4.1 billion participating in our cash sweep programs.

Stock Repurchases
In April 2019, our board of directors authorized the repurchase of up to an additional 10,000,000 shares of our common stock from time to time on the open market or in privately negotiated transactions depending on market conditions. From the inception of its stock repurchase program in March 2007 through March 31, 2019, the Company has repurchased 83,784,105 shares of its common stock at a total cost of approximately $201.6 million, including purchases outside its stock repurchase program, representing an average price per share of $2.41. As of May 6, 2019, the Company has the authority to repurchase an additional 11,732,427 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans, amortization of contract acquisition costs and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company and a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The Company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent advisory and brokerage business, growth of our investment banking business, future levels of recurring revenue, future synergies, changes in interest rates, recruitment of financial advisors, future margins, future investments, future dividends and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the SEC’s proposed rules and interpretations concerning the standards of conduct for broker dealers and investment advisers when dealing with retail investors, future cash flows, a change in the Company’s dividend policy by the Company’s Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the Company’s dividend at any time) and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,		%
	2019	2018	Change
Revenues:
Commissions	$166,929	$163,286	2.2%
Advisory fees	113,908	114,383	(0.4)%
Investment banking	9,829	16,490	(40.4)%
Principal transactions	928	167	455.7%
Interest and dividends	1,216	787	54.5%
Service fees	32,203	24,902	29.3%
Other income	10,442	9,369	11.5%
Total revenues	335,455	329,384	1.8%
Expenses:
Commissions and fees	234,302	231,311	1.3%
Compensation and benefits	48,584	47,249	2.8%
Non-cash compensation	1,494	1,494	0.0%
Brokerage, communication and clearance fees	4,001	5,319	(24.8)%
Rent and occupancy, net of sublease revenue	2,670	2,493	7.1%
Professional services	4,435	5,018	(11.6)%
Interest	5,049	1,866	170.6%
Depreciation and amortization	5,905	5,809	1.7%
Acquisition-related expenses	21	913	(97.7)%
Amortization of retention and forgivable loans	143	76	88.2%
Amortization of contract acquisition costs	2,777	2,210	25.7%
Other	21,134	17,929	17.9%
Total expenses	330,515	321,687	2.7%
Income before item shown below	4,940	7,697	(35.8)%
Change in fair value of contingent consideration	(112)	(61)	(83.6)%
Income before income taxes	4,828	7,636	(36.8)%
Income tax expense	1,396	2,172	(35.7)%
Net income	3,432	5,464	(37.2)%
Net income attributable to noncontrolling interest	1	1	0.0%
Net income attributable to the Company	$3,431	$5,463	(37.2)%
Dividends declared on preferred stock	(8,590)	(8,508)	(1.0)%
Net loss available to common shareholders	$(5,159)	$(3,045)	(69.4)%

Net loss per common share available to common shareholders (basic)	$(0.04)	$(0.02)	(100.0)%
Net loss per common share available to common shareholders (diluted)	$(0.04)	$(0.02)	(100.0)%

Weighted average common shares used in computation of per share data:
Basic	143,311,024	195,898,794	(26.8)%
Diluted	143,311,024	195,898,794	(26.8)%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income attributable to the Company as reported to EBITDA, as adjusted for the periods ending March 31, 2019 and 2018:

	Three months ended
	March 31,
(Unaudited; amounts in thousands)	2019	2018	% Change
Total revenues	$335,455	$329,384	1.8%
Total expenses	330,515	321,687	2.7%
Income before income taxes	4,828	7,636	(36.8)%
Net income attributable to the Company	3,431	5,463	(37.2)%

Reconciliation of net income attributable to the Company to EBITDA, as adjusted:

Net income attributable to the Company	$3,431	$5,463	(37.2)%
Less:
Interest income	(542)	(370)	46.5%
Change in fair value of contingent consideration	112	61	83.6%
Add:
Interest expense	5,049	1,866	170.6%
Income tax expense	1,396	2,172	(35.7)%
Depreciation and amortization	5,905	5,809	1.7%
Non-cash compensation expense	1,494	1,494	0.0%
Amortization of retention and forgivable loans	143	76	88.2%
Amortization of contract acquisition costs	2,777	2,210	25.7%
Financial advisor recruiting expense	7	87	(92.0)%
Acquisition-related expense	21	913	(97.7)%
Other (1) (2)	600	383	56.7%
EBITDA, as adjusted	$20,393	$20,164	1.1%

(1)
Includes severance costs of $10, excise and franchise tax expense of $148, compensation expense that may be paid in stock of $154 and non-recurring expenses related to a block repurchase of our common stock and other legal matters of $288 for the three months ended March 31, 2019.

(2)	Includes severance costs of $88, excise and franchise tax expense of $153 and compensation expense that may be paid in stock of $142 for the three months ended March 31, 2018.